SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 2, 2012

Guidance Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33197	95-4661210
(Commission File Number)	(IRS Employer Identification No.)

215 North Marengo Avenue, Pasadena, CA	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 626-229-9191

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Arrangements of Certain Officers.

On July 2, 2012, Larry A. Gill and Guidance Software, Inc. (“Company” or “Guidance”) agreed to the mutual separation of Mr. Gill’s employment as Senior Vice President of Sales for the Company.

On July 5, 2012, the Company entered into a Separation Agreement and General Release (the “Agreement”) with Mr. Gill in connection with his separation of employment from the Company. Pursuant to the Agreement and provided that Mr. Gill does not revoke his acceptance of the Agreement, we will pay Mr. Gill a one-time severance payment of (i) $260,000, representing an amount equal to twelve months of his base salary as of the date of his separation; and (ii) $61,579, representing an amount equal to the accrued sales commissions Mr. Gill earned through his separation date pursuant to his 2012 Sales Compensation plan. In addition to the cash payments described above, 6,933 shares of restricted stock held by Mr. Gill will vest as of his separation date that would have otherwise vested on January 25, 2013.

The foregoing information is a summary of the key terms of the Agreement, is not complete, and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K. Readers should review the Agreement for a complete understanding of its terms and conditions.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.1	Separation Agreement and General Release, dated July 5, 2012, by and between Larry A. Gill and Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guidance Software, Inc.
(a Delaware Corporation)

/S/ VICTOR LIMONGELLI
Victor Limongelli
Chief Executive Officer, President and Director
July 9, 2012